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                                                                    EXHIBIT 99.2


Contacts:
Larry R. House                                   Harold O. Knight, Jr.
Chairman of the Board, CEO                             Exec. VP, CFO
205-733-8996                                     205-733-8996

Investor Relations:                              Media Relations:
Randy Pittman                                         Tom Dingledy
VP - Finance                                     VP - Corporate Communications
205-733-8996                                     205-733-8996

Tom Bartels
Director - Investor Relations
205-733-8996

               MEDPARTNERS ANNOUNCES 4TH QUARTER EARNINGS CHARGE;
                    ESTIMATES OPERATING LOSS IN 4TH QUARTER
Birmingham, Alabama - January 7, 1998-- MedPartners, Inc. (NYSE: MDM) announced today that it expects to record a pre- tax charge to earnings in the 4th quarter of approximately $115 million related to the restructuring of certain of its operating units. This charge is related to: the consolidation of its Southern California delivery network; the consolidation of several other operating units in the Southwestern U.S.; disassociations with several smaller practices; and the previously announced closing of its mail order pharmacy facility in Richmond, Virginia.
         The company is in the process of closing 60 smaller clinic locations and disassociating from 19 practices with 100 physicians (out of a total of 289 practices with 3,385 physicians at September 30, 1997). Many of the closed locations are the result of combinations of adjacent or nearby clinic locations. The disassociations are the result of agreements with a number of MedPartners' smaller physician groups where the economics of going forward under the existing clinic service agreements were deemed to be not in the best interest of MedPartners or the affected groups. The mail order pharmacy in Richmond represented excess capacity that will be handled by MedPartners remaining three mail order pharmacy locations.
         MedPartners also anticipates a 4th quarter pre-tax charge from discontinued operations of approximately $30 million. This charge is related primarily to several receivables and investments in operations previously owned by the company's Caremark subsidiary that have been determined to have impaired value or are uncollectable.
         The company also announced that it has incurred greater than anticipated costs during the 4th quarter related primarily to its Western operations. As a result of these costs, the company believes that its earnings in the 4th quarter will fall substantially short of analysts' consensus estimates. While it is not at this time practicable to predict with certainty what the 4th quarter operating results will be, the company estimates that there could be a loss in the quarter from continuing operations in the range of $0.20 to $0.25 per share.

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ADD 1/ MEDPARTNERS 4TH QUARTER

         The additional costs in the Western operations were due primarily to higher than expected utilization and additions to medical claim reserves. MedPartners has determined that these reserves, used primarily to cover institutional and other medical costs associated with covered lives, needed to be increased due to changes in the delivery network. The company has taken steps to insure these reserves remain at appropriate levels in the future.
         Included in the fourth quarter operating loss were certain non-recurring operating expenses. Given that fact, and the actions taken in the fourth quarter, the company believes it will return to profitability on an operating basis in the first quarter of 1998. The company now believes that earnings per share in 1998 will be approximately 30 percent short of analysts' current consensus estimates of $1.40 to $1.42 for the year.
         "These actions, while difficult, give us great confidence in our 1998 business plan goals," said Larry R. House, MedPartners' chairman and chief executive officer.
         MedPartners announced that it expects to release fourth quarter and year end results the week of February 9.
         MedPartners, Inc., based in Birmingham, Alabama, is the nation's largest manager of physician practices operating in 40 states. The company develops, consolidates and manages healthcare delivery systems. Through the company's network of affiliated group and IPA physicians, MedPartners provides primary and specialty healthcare services to prepaid managed care enrollees and fee-for- service patients. MedPartners also manages the nation's largest independent prescription benefits management (PBM) company. Through the PBM, the company administers 53 million prescriptions annually.

         Cautionary Statement: Some of the statements contained in this release are forward looking statements. As such, they involve risks and uncertainties, including, but not limited to, statements regarding future business prospects, revenues, working capital, liquidity, margins, and growth in net income and earnings per share. It is possible that actual results could differ materially from those projected in these forward looking statements. A discussion of a number of important factors and assumptions regarding these statements and risks involved is contained in the company's most recent filings with the SEC.

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EDITOR'S NOTE:  More information on MedPartners is available on the World Wide
Web at http://www.medpartners.com.